                                                                      EXHIBIT 99

                              FINANCIAL STATEMENTS
                                  RENT USA, INC.
                                   (Unaudited)
                               September 30, 2000


                                    CONTENTS

Consolidated Balance Sheets                                           F - 2

Consolidated Statements of Income and Expense                         F - 3

Consolidated Statements of Cash Flows                                 F - 4

Notes to the Financial Statements                                     F - 5

                                 RENT USA, INC.
                                 BALANCE SHEET
                            As of September 30, 2000



                                     ASSETS

Current Assets
      Cash                                                          $    14,603
      Accounts Receivable                                                55,925
                                                                    ------------
Total Current Assets                                                     70,528

Property and Equipment
      Furniture and Office Equipment                                     73,313
      Heavy Construction Equipment                                    5,584,237
      Attachments and Parts                                           1,476,068
      Shop Equipment and Tools                                          803,774
                                                                    ------------
                                                                      7,937,392
      Less: Accumulated Depreciation                                   (640,274)
                                                                    ------------
Total Property and Equipment                                          7,297,118

                                                                    ------------
TOTAL ASSETS                                                        $ 7,367,646
                                                                    ============

                       LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
      Accounts Payable                                              $   239,172
      Accrued Expenses                                                   14,264
      Short-Term Notes Payable                                        1,751,747
      Notes Payable, Current Portion                                     86,799
                                                                    ------------
Total Current Liabilities                                             2,091,982

Long-Term Liabilities                                                   298,564
                                                                    ------------

Total Liabilities                                                     2,390,546

Stockholders' Equity
      Common Stock, $.001 par value, 20,000,000
         Shares authorized; 6,098,289 shares issued
         and outstanding                                                  6,098
      Preferred Stock, $.001 par value, 5,000,000
         Shares authorized; none issued                                       -
      Paid-in Capital                                                 5,498,347
      Retained Earnings                                                (527,345)
                                                                    ------------
Total Stockholders' Equty                                             4,977,100

                                                                    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 7,367,646
                                                                    ============


     See accompanying notes to financial statements and accountant's report
                                      F-2


                                 RENT USA, INC.
                              STATEMENTS OF INCOME
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                          Three Months Ended               Nine Months Ended
                                             September 30,                  September 30,
                                        2000             1999           2000            1999
                                     ------------    ------------   ------------    ------------
INCOME                               $   144,485     $         -    $   370,419     $         -

COST OF SALES                            179,323                        601,747
                                     ------------    ------------   ------------    ------------

GROSS PROFIT (DEFICIT)                   (34,838)              -       (231,328)              -

OPERATING EXPENSES                        68,444                        247,529          5,000
                                     ------------    ------------   ------------    ------------

INCOME (LOSS) FROM OPERATIONS           (103,282)              -       (478,857)         (5,000)

PROVISION FOR INCOME TAXES                     -               -              -               -
                                     ------------    ------------   ------------    ------------

NET INCOME (LOSS)                    $  (103,282)    $         -       (478,857)    $    (5,000)
                                     ============    ============   ============    ============

EARNINGS PER SHARE - BASIC           $     (0.02)    $         -    $     (0.08)    $     (0.00)
                                     ============    ============   ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES      6,098,289       5,000,000      6,098,289       3,333,333
                                     ============    ============   ============    ============




     See accompanying notes to financial statements and accountant's report
                                      F-3



                                 RENT USA, INC.
                            STATEMENT OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMER 30, 2000 AND 1999


                                                                  2000          1999
                                                               ----------    ----------
Cash Flow from Operating Activities:
      Net Income                                               $(478,857)    $  (5,000)
      Adjustments to reconcile net income to net cash
       provided (used) by operating activities:
          Depreciation                                           597,696             -
          (Increase) Decrease in Accounts Receivable             (55,925)            -
          Increase (Decrease) in Accounts Payable                238,262             -
          Increase (Decrease) in Accrued Expenses                 14,264             -
                                                               ----------    ----------
Net Cash Provided (Used) by Operating Activities:                315,440        (5,000)

Cash Flow from Investing Activities:
      Purchase of Property and Equipment                        (342,252)            -
                                                               ----------    ----------
Net Cash Provided (Used) by Investing Activities:               (342,252)            -

Cash Flow from Financing Activities:
      Proceeds from Issuance of Stock                                  -         5,000
      Capital Contribution                                           500             -
      Net Proceeds (Payments) from Notes Payable                  40,915             -
                                                               ----------    ----------
Net Cash Provided (Used) by Financing Activities:                 41,415         5,000
                                                               ----------    ----------

Net Increase (Decrease) in Cash                                   14,603             -

Cash Balance at Beginning of Period                                    -             -
                                                               ----------    ----------

Cash Balance at End of Period                                  $  14,603     $       -
                                                               ==========    ==========

Supplemental Disclosures:
      Cash Paid During the Period for Interest                 $  14,457     $       -
                                                               ==========    ==========
      Cash Paid During the Period for Income Tax               $       -     $       -
                                                               ==========    ==========

Supplemental Schedules of Noncash Investing and
  Financing Activities During the Period
      Notes Payable Incurred for Purchase of Property and
        Equipment                                              $ 434,473     $       -
                                                               ==========    ==========
      Paid-In Capital Inccurred for Acquisition of Property
        and Equipment                                          $   7,500     $       -
                                                               ==========    ==========


     See accompanying notes to financial statements and accountant's report


                                 RENT USA, INC.
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of Interim Information

In the Opinion of the management of Rent USA, Inc.(the Company), the accompanying unaudited financial statements include all normal adjustments considered necessary to present fairly the financial position as of September 30, 2000, and the results of operations for the three and nine months ended September 30, 2000 and 1999, and cash flows for the nine months ended September 30, 2000 and 1999. Interim results are not necessarily indicative of results for a full year.

The financial statements and notes are presented as permitted by Form 10-QSB, and do not contain certain information included in the Company's audited financial statements and notes for the fiscal year ended December 31, 1999.

The attached projections (forecasts) are not apart of these unaudited financial statements. John H. Spurgeon, CPA has not examined the forecasts and assumes no responsibility for them.

Former Development Stage Company

Effective this year, the Company begins its planned operations and generates significant revenues and is no longer in the development stage as defined under Financial Accounting Standards Board Statement No. 7.

Use of estimates

The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenues are recognized as earned as time passes from rights to use assets (rentals) which extend continuously over time based on contractual prices established in advance.

                                 RENT USA, INC.
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

Management of the Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made. There was no bad debt expense either for 2000 or 1999.

Property and Equipment

Property and Equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of the rental assets. Depreciation expense was $597,696 and $0 for 2000 and 1999, respectively.

Income Taxes

The Company accounts income taxes in accordance with Financial Accounting standards Board Statement No. 109 "Accounting For Income Taxes" (SFAS No. 109). SFAS No. 109 requires a company to recognize deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in the Company's financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial carrying amounts and the tax bases of assets and liabilities using the enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

NOTE 2 - SHORT-TERM NOTES PAYABLE

a.) Note Payable to an Officer; no interest
    accrued; due on demand                                           $   20,000

b.) Note Payable to an Officer; no interest
    accrued: due on demand                                               39,664

c.) Note Payable to related party; interest
    at 8.5%; due June 3, 2000                                         1,661,721

d.) Note Payable to Airgas, due on demand;
    secured by equipment                                                  5,362

                                 RENT USA, INC.
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


NOTE 2 - SHORT-TERM NOTES PAYABLE (Continued)

e.) Note Payable to related party; interest
    at 10%; due 60 days                                                  25,000
                                                                     -----------

                                                                     $1,751,747
                                                                     ===========

NOTE 3 - LONG-TERM LIABILITIES

a.) 10.75% Note Payable to Anchor due in monthly
    installment of $743.43 including principal
    and interest, maturing March 24, 2004;
    collateralized by equipment                                       $  26,433

b.) 9.65% Note Payable to bank due in monthly
    installment of $2,645.49 including principal
    and interest, maturing April 28, 2003;
    collateralized by equipment                                          77,777

c.) 12% Note Payable to Johnson due in monthly
    installment of $6,174.52 including principal
    and interest, maturing April 2001                                    64,465

d.) 10.75% Note Payable to CIT due in monthly
    installment of $5950.83 including principal
    and interest, maturing May 2004; collateralized
    by equipment                                                        216,688
                                                                      ----------
                                                                        385,363
   Less Current Portion                                                  86,799
                                                                      ----------
                                                                      $ 298,564
                                                                      ==========

Long-term liabilities maturities during the years ending December 31:

     2000              $ 86,799
     2001               121,135
     2002                94,734
     2003                74,848
     2004                36,804
                       --------

                       $414,320
                       ========

NOTE 4 - PROVISION FOR INCOME TAX

There was no provision for income tax for three and nine months ended September 30, 2000 and 1999. Due to net operating losses and the uncertainty of realization, no tax benefit has been recognized for operating losses.

                                 RENT USA, INC.
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


NOTE 4 - PROVISION FOR INCOME TAX (Continued)

At December 31, 1999, net federal operating losses of approximately $48,488 are available for carryforward against future years' taxable income and expire in 2020. The Company's ability to utilize its federal net operating loss carryforwards is uncertain and thus a valuation reserve has been provided against the Company's net deferred tax assets.

NOTE 5 - NET LOSS PER SHARE

Net loss per share is computed based on the weighted average number of shares of common stock outstanding during the period. Basic net loss per share for nine months ended September 30, 2000 and 1999 is $0.05 and $0.001, respectively.

NOTE 6 - CAPITAL CONTRIBUTION

A shareholder contributed equipment with a fair value of $7,500 to the Company.

NOTE 7 - LEASE COMMITMENTS

The Company leases its office facilities for $3,250 per month. The lease expires February 28, 2003. Rent expense totaled $6,300 and $0 for 2000 and 1999, respectively.

As of September 30, 2000, the minimum commitments under the lease are as follows:
                       December 31,           Amount
                       ------------           ------
                         2000               $  9,750
                         2001                 39,000
                         2002                 39,000
                         2003                  6,500
                                            --------

                                            $104,000
                                            ========

NOTE 8 - GOING CONCERN

The accompanying financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. As shown in the accompanying financial statements, the Company incurred a net

                                 RENT USA, INC.
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


NOTE 8 - GOING CONCERN - CONTINUED

loss of $478,857 and $5,000 for nine months ended September 30, 2000 and 1999, respectively, and as of September 30, 2000, the Company has a working capital deficiency of $2,021,454.


Management is currently involved in active negotiations to obtain additional financing and actively increasing marketing efforts to increase revenues. The Company's continued existence depends on its ability to meet its financing requirements and the success of its future operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 9 - SUBSEQUENT EVENTS

On October 3, 2000, Senior Care Industries, Inc. purchased 5,000,000 shares of common stock in the Company in exchange for 2,000,000 shares of common stock in Senior Care Industries, Inc. The stock position of Senior Care Industries, Inc. will give it actual control of the Company.

NOTE 10 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. As the Company is currently in the early phase of its business plan, it does not yet have any reportable segments.